Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc. and to the references to our audits of Matador Resources Company’s proved oil and natural gas reserves estimates and future net revenue as of December 31, 2017, December 31, 2016, December 31, 2015, June 30, 2018 and June 30, 2017 included or incorporated by reference in this Registration Statement on Form S-4 and the incorporation by reference of our corresponding audit letters. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
Name: Title:	C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

November 7, 2018